Exhibit 2.4

Schedule

Setting Forth Information on

Two Additional and Substantially Identical Purchase Contracts

(Substantially Identical to Exhibit 2.2 Filed Herewith)

The substantive differences between Exhibit 2.2 and two additional Purchase Contracts are set forth in this Exhibit. Each filed and additional Purchase Contract contains a Schedule 1 and a Schedule 2. Those schedules present specific information for the Purchase Contract involved, and are provided for the additional Purchase Contracts in this Exhibit to set forth their substantive differences. For convenience, the cover page of each additional Purchase Contract is also included below.

Information for Additional Purchase Contract	Page(s)
Cover page of Purchase Contract between Sunbelt—CPC, L.L.C and Apple Six Hospitality Ownership, Inc.	1

Schedule 1 and 2 to Purchase Contract between Sunbelt—CPC, L.L.C and Apple Six Hospitality Ownership, Inc.	2-4

Cover page of Purchase Contract between Sunbelt—IPF, L.L.C. and Apple Six Hospitality Ownership, Inc.	5

Schedule 1 and 2 to Purchase Contract between Sunbelt—IPF, L.L.C. and Apple Six Hospitality Ownership, Inc.	6-10

[CONSTRUCTION]

Hotel: Panama City Courtyard by Marriott

PURCHASE CONTRACT

between

Larry Blumberg, Richard Blumberg,

Helen B. Lifland, Hayne Hollis,

Barry Kraselsky and Watson and

Downs Investments, L.L.C.

SUNBELT – CPC, L.L.C.

AND

APPLE SIX HOSPITALITY OWNERSHIP, INC.

Dated: June 14, 2005

1
Sunbelt—CPC, L.L.C.

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Date of Purchase Contract: June 14, 2005

2. (a) Interest Owners:

Interest Owner	Percentage Interest	Tax Identification No.
Larry Blumberg	25.00%	###-##-####
Richard Blumberg	3.50%	###-##-####
Helen B. Lifland	1.50%	###-##-####
Watson & Downs Investments, L.L.C.	25.00%	63-1108981
Hayne Hollis	25.00%	###-##-####
Barry Kraselsky	20.00%	###-##-####

(b)	Company: Sunbelt CPC, L.L.C., a Florida Limited Liability Company

(c)	Managing Member or President: Larry Blumberg-Its Manager

3. Description of Hotel:

(a)	Name/Identification of Hotel: Panama City Courtyard by Marriott

(b)	Number of Rooms: 84

(c)	Other Improvements/Amenities: 625 sq. ft. aggregate meeting room space, full-service business center, outdoor swimming pool, whirlpool, exercise room, wireless high speed internet access

4. Ground Lease: N/A

5. Hotel Brand/Franchise: Courtyard by Marriott

6. Franchisor: Marriott International, Inc.

7. Existing Franchise Agreement: Franchise Agreement between Sunbelt – CPC, L.L.C. and Marriott International, Inc. dated July 15, 2004

2
Sunbelt—CPC, L.L.C.

8. Purchase Price: Nine million two hundred forty four thousand nine hundred sixteen and no/100 Dollars ($9,244,916.00)

9. Escrow Amount: None

10. (Intentionally Omitted)

11. Contractor: Hollis & Spann, Inc.

12. Completion Date: January 31, 2006

13. Construction Budget: $6,000,000

14. Existing Management Agreement: Management Agreement between LBAM – Investor Group, L.L.C. and the Company dated August 20, 2004

3
Sunbelt—CPC, L.L.C.

SCHEDULE 2

SUPPLEMENTAL PROVISIONS

1. Liquor Licenses. The Interest Owners represent and warrant that (i) the brand standard requirements of the Franchisor will not require the sale or complimentary service of alcoholic beverages at the Hotel, (ii) alcoholic beverages are not contemplated to be sold or otherwise served at the Hotel, (iii) the Hotel as it is contemplated to be operated and in order to comply with the brand standard requirements of the Franchisor will not require any license, permit or other authorization of governmental authorities related to the sale or service of alcoholic beverages and (iv) at Closing, the Hotel, the Company and the New Manager shall be in compliance in all material respects with all applicable laws and regulations relating to the sale or service of alcoholic beverages.

4
Sunbelt—CPC, L.L.C.

[CONSTRUCTION]

Hotel: Pensacola Hampton Inn & Suites by Hilton

PURCHASE CONTRACT

between

Larry Blumberg, Richard Blumberg,

Helen B. Lifland, Hayne Hollis,

Barry Kraselsky and Watson and

Downs Investments, L.L.C.

SUNBELT – IPF, L.L.C.

AND

APPLE SIX HOSPITALITY OWNERSHIP, INC.

Dated: June 14, 2005

5
Sunbelt—IPF, L.L.C.

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Date of Purchase Contract: June 14, 2005

2. (a) Interest Owners:

Interest Owner	Percentage Interest	Tax Identification No.
Larry Blumberg	20.00%	###-##-####
Richard Blumberg	12.50%	###-##-####
Helen B. Lifland	5.00%	###-##-####
Watson & Downs Investments, L.L.C.	25.00%	63-1108981
Hayne Hollis	25.00%	###-##-####
Barry Kraselsky	12.50%	###-##-####

(b)	Company: Sunbelt-IPF, L.L.C., a Florida Limited Liability Company

(c)	Managing Member or President: Larry Blumberg-Its Manager

3. Description of Hotel:

(a)	Name/Identification of Hotel: Pensacola Hampton Inn & Suites

(b)	Number of Rooms: 85

(c)	Other Improvements/Amenities: 625 sq. ft. aggregate meeting room space, outdoor swimming pool, exercise room, wireless high speed internet access

4. Ground Lease: N/A

5. Hotel Brand/Franchise: Hampton Inn & Suites by Hilton Hotels

6. Franchisor: Promus Hotels, Inc.

7. Existing Franchise Agreement: Franchise Agreement between Sunbelt - IPF, L.L.C. and Promus Hotels, Inc. dated January 22, 2003

6
Sunbelt—IPF, L.L.C.

8. Purchase Price: Nine million two hundred seventy nine thousand three hundred sixty seven and no/100 Dollars ($9,279,367.00)

9. Escrow Amount: -0-

10. (Intentionally Omitted)

11. Contractor: Hollis & Spann, Inc.

12. Completion Date: August 15, 2005

13. Construction Budget: $5,688,000.00

14. Existing Management Agreement: Management Agreement between LBAM – Investor Group, L.L.C. and the Company dated July 26, 2004

7
Sunbelt—IPF, L.L.C.

SCHEDULE 2

SUPPLEMENTAL PROVISIONS

1. Liquor Licenses. The Interest Owners represent and warrant that (i) the brand standard requirements of the Franchisor will not require the sale or complimentary service of alcoholic beverages at the Hotel, (ii) alcoholic beverages are not contemplated to be sold or otherwise served at the Hotel, (iii) the Hotel as it is contemplated to be operated and in order to comply with the brand standard requirements of the Franchisor will not require any license, permit or other authorization of governmental authorities related to the sale or service of alcoholic beverages and (iv) at Closing, the Hotel, the Company and the New Manager shall be in compliance in all material respects with all applicable laws and regulations relating to the sale or service of alcoholic beverages.

2. Employees.

(a) For purposes of this Paragraph 2, the following terms shall have the respective meanings set forth below:

“Employee Plan” means, with respect to an employer, all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any such employer or any ERISA Affiliate or has been maintained or contributed to in the last six (6) years by any such employer or any ERISA Affiliate, or with respect to which any such employer or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any such employer or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an employer, any other corporation or trade or business controlled by, controlling or under common control with such employer (within the meaning of Section 414 of the Code, or Sections 4001(a)(14) or 4001(b) of ERISA).

8
Sunbelt—IPF, L.L.C.

(b) The Interest Owners hereby represent and warrant to Buyer as follows:

(i) The Company has no presently existing profit sharing, savings, consultant, deferred compensation, retirement, pension or other Employee Plans or benefit arrangements except for LBAM Group Section 401(k) Plan and Larry Blumberg & Associates, Inc. Flexible Benefits Plan.

(ii) After the Closing, all employees of the Company shall be employees solely of the Manager. No Employee Plans of the Company in effect before the Closing shall be maintained or contributed to by the Company on or after the Closing, and the Company and the Interest Owners specifically agree that (i) on or before the Closing, all such Employee Plans shall be either terminated or assumed by a Person or Persons other than the Company and (ii) after the Closing, the Company shall have no responsibility for compliance of any such Employee Plan with any applicable law or regulations or for payment of any contributions, fees, premiums, expenses or penalties with regard to any such Employee Plan. There are no (w) unions organized at the Hotel, (x) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, (y) collective bargaining or other labor agreements to which the Company, the Manager or the Hotel is bound with respect to any employees employed at the Hotel, or (z) Employee Plans of the Company that are either a multiemployer plan as defined in Section 3(37) of ERISA or an employee pension benefit plan subject to Title IV of ERISA.

(iii) The Company has complied in all material respects with all applicable laws, regulations and restrictions relating to the Employee Plans of the Company.

(c) The indemnification of Buyer set forth in Section 8.8(a) shall also cover the following claims:

(i) any claim made or asserted by any employee of the Company or of the Manager arising out of the transfer of any Interest and/or the termination of such employee’s employment as a result of the transactions contemplated hereby;

(ii) any claim made or asserted by any employee of the Company or of the Existing Manager arising out of the transfer of any Interest and/or the termination of such employee’s employment as a result of the transactions contemplated hereby; and

(iii) any liability, including without limitation any contributions, fees, premiums, expenses or penalties, with regard to any Employee Plan of the Company or any other Employee Plan covering employees at the Hotel.

(d) It shall be an additional condition to Buyer’s obligation to proceed to Closing under Section 9.1 that the Company shall have no employees on and after the Closing Date and shall neither maintain nor have an obligation to contribute to any Employee Plan.

9
Sunbelt—IPF, L.L.C.

(e) Unless Buyer expressly agrees otherwise, none of the employees of the Company shall become employees of Buyer as of the Closing Date; instead, such employees shall be terminated by the Company and shall be rehired as employees of the Manager with all seniority, wages and benefits of each employee transferring with each employee to the Manager. Neither the Company nor the Interest Owners shall give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., Section 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, health care continuation rights and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall not in any way become the legal obligation of Buyer or the Company but shall be charged to the Interest Owners for the purposes of the adjustments to be made as of the Cutoff Time, and neither the Company nor Buyer shall have any liability therefor, nor shall either the Company or Buyer be liable for any contributions, fees, premiums, expenses, penalties or other payments required as a result of such employees’ employment by the Company and/or coverage under any Employee Plan of the Company before the Closing. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after the Cutoff Time shall be charged to the Manager and reimbursed by the Company to the Manager to the extent required under the New Management Agreement.

10
Sunbelt—IPF, L.L.C.